Exhibit 99.1

KMG Chemicals Reports Second Quarter 2013 Financial Results

HOUSTON – March 8, 2013 – KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced financial results for the fiscal 2013 second quarter ended January 31, 2013.

2013 Second Fiscal Quarter Highlights

•	Net sales were $57.0 million, down 15.0% from the comparable quarter in fiscal 2012, reflecting reduced demand within our Electronic Chemicals and Wood Treating Chemicals businesses.

•	Gross profit margins increased to 27.6%, from 25.6% in the second fiscal quarter of 2012.

•	Operating income declined to $3.2 million, from $4.9 million in the same period a year ago.

•	Diluted earnings per share were $0.14 vs. $0.21 per share in last year’s second fiscal quarter.

•	Electronic Chemicals segment operating margins (after corporate allocations) improved slightly to 6.8% vs. 6.5% in the second fiscal quarter of 2012.

•	Wood Treating Chemicals segment operating margins (after corporate allocations) declined to 10.5% vs. 11.5% in last year’s second quarter.

Neal Butler, President and CEO of KMG, commented, “Weakness in North American semiconductor production and reduced demand for our wood treating chemicals caused our second quarter results to come in below our original expectations. Additionally, expenses associated with the advancement of our consolidation strategy weighed on our bottom line results. Despite the challenging operating environment and the related impact to our shipment volumes, our gross profit margins increased by 200 bps on a year-over-year basis, reflecting benefits from our targeted pricing, cost savings and efficiency improvement initiatives undertaken over the past twelve months.”

Electronic Chemicals

Electronic Chemicals sales were $35.6 million, down $3.0 million, or 7.8%, as compared to $38.6 million for the prior year period. The sales decline reflected reduced volumes as semiconductor manufacturers reduced inventories and slowed production in response to softer consumer demand for high-tech electronic devices.

Despite the reduction in second quarter volumes, segment operating margins rose 30 bps year-over-year to 6.8%, benefiting from the realization of previous pricing adjustments undertaken in response to higher raw materials costs and from efficiency gains from our continual improvement initiatives.

Wood Treating Chemicals

Wood Treating Chemicals sales were $21.2 million, down $7.2 million, or 25.4%, from $28.4 million in the second fiscal quarter of 2012. The decline in segment sales reflected competitive pressures from alternative processes and treatments in the rail tie treating market as well as a temporary drop in demand from our utility pole treating customers. The second fiscal quarter results were also adversely impacted by unplanned interruptions at customers’ wood treating facilities.

Segment operating margins were 10.5%, down 100 bps from 11.5% in last year’s second quarter. The reduction in segment operating margins was attributable to lower volumes and the associated impact of lower volumes on segment profitability.

Balance Sheet and Cash Flow Overview

John V. Sobchak, CFO of KMG, said, “Our balance sheet remained strong in the second quarter, with $52.0 million in working capital and cash of $5.5 million. Shareholders’ equity increased to $114.3 million in the second quarter, up from $100.5 million in the same period a year ago, and we have reduced our long-term debt by $19 million during the same time period. As a result, our long-term debt-to-shareholders’ equity ratio of 19.2% is now at its lowest level since the first quarter of 2008, providing us with significant financial flexibility to pursue our consolidation strategy. Importantly, KMG remained solidly cash flow positive, generating net cash from operating activities of $8.6 million for the six months ended January 31, 2013.”

Outlook

Commenting on the outlook, Mr. Butler said, “We are encouraged by recent trends in our Electronic Chemicals business, which has benefited from strengthening customer demand and improved volumes thus far in calendar 2013. This rebound in production should have a positive impact on third fiscal quarter segment margins, and we anticipate operating profits will improve notably from those reported in the second quarter of fiscal 2013. In our Wood Treating Chemicals segment, we anticipate third fiscal quarter volumes will show improvement relative to those in the second quarter of 2013, though segment sales will remain below the level reported in the third quarter of fiscal 2012. Given the anticipated increase in fiscal third quarter Wood Treating Chemicals volumes, we expect segment operating profits will improve accordingly. Overall, we estimate fiscal third diluted quarter earnings per share will be approximately 70% of the prior year’s third quarter diluted earnings per share of $0.33 from continuing operations. We believe a rebound in demand will remain into the fourth quarter.”

Mr. Butler concluded, “As we enter the second half of fiscal 2013, we are optimistic about our prospects, not only for the current third fiscal quarter but for the longer term as well. We remain confident in our consolidation strategy, as we continue to identify, evaluate and pursue key opportunities – including the establishment of a new market platform in fiscal 2014 — that will drive earnings growth, increase cash flow and create lasting value for our shareholders.”

Conference Call

Date: Friday, March 8, 2013

Time: 10:00 a.m. EST

Dial-in: 800-561-2693 or 617-614-3523

Participant passcode: 57079806

The conference call will also be webcast live via the “Investors” section of the Company’s website at http://kmgchemicals.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived on the KMG website. A telephone replay of the call will also be available for one week, starting at 12:00 p.m. ET on March 8, 2013. To access the call, dial 888-286-8010 or 617-801-6888 using participant passcode 51894882.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Source: KMG Chemicals, Inc.

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except for per share amounts)

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Net sales	$56,959	$66,976	$122,295	$138,515
Cost of sales	41,238	49,835	86,486	102,699

Gross profit	15,721	17,141	35,809	35,816

Distribution expenses	5,922	5,802	12,975	11,872
Selling, general and administrative expenses	6,603	6,456	12,534	12,070

Operating income	3,196	4,883	10,300	11,874

Other income/(expense)
Interest expense, net	(395)	(555)	(806)	(1,105)
Other, net	(76)	(72)	(126)	(147)

Total other expense, net	(471)	(627)	(932)	(1,252)

Income from continuing operations before income taxes	2,725	4,256	9,368	10,622
Provision for income taxes	(1,070)	(1,722)	(3,505)	(4,227)

Income from continuing operations	1,655	2,534	5,863	6,395

Discontinued operations:
Loss from discontinued operations, before income taxes	(52)	(89)	(154)	(615)
Income tax benefit	15	17	51	217

Loss from discontinued operations	(37)	(72)	(103)	(398)

Net income	$1,618	$2,462	$5,760	$5,997

Earnings per share:
Basic
Income from continuing operations	$0.14	$0.22	$0.51	$0.56
Loss from discontinued operations	—	—	(0.01)	(0.03)

Net income	$0.14	$0.22	$0.50	$0.53

Diluted
Income from continuing operations	$0.14	$0.22	$0.51	$0.55
Loss from discontinued operations	—	(0.01)	(0.01)	(0.03)

Net income	$0.14	$0.21	$0.50	$0.52

Weighted average shares outstanding:
Basic	11,480	11,353	11,458	11,351
Diluted	11,578	11,516	11,571	11,515

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share amounts)

	January 31, 2013	July 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,487	$1,633
Accounts receivable
Trade, net of allowances of $93 at January 31, 2013 and $16 at July 31, 2012	24,767	28,933
Other	3,590	960
Inventories, net	43,038	40,661
Current deferred tax assets	1,429	1,417
Prepaid expenses and other	952	2,057

Total current assets	79,263	75,661

Property, plant and equipment, net	68,800	68,026
Deferred tax assets	1,174	1,129
Goodwill	3,778	3,778
Intangible assets, net	14,830	14,980
Restricted cash	1,000	1,000
Other assets, net	3,417	3,116

Total assets	$172,262	$167,690

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$21,390	$21,855
Accrued liabilities	4,691	4,595
Employee incentive accrual	1,203	2,227

Total current liabilities	27,284	28,677

Long-term debt, net of current maturities	22,000	24,000
Deferred tax liabilities	7,040	7,046
Other long-term liabilities	1,595	1,200

Total liabilities	57,919	60,923

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 11,495,273 shares issued and outstanding at January 31, 2013 and 11,405,808 shares issued and outstanding at July 31, 2012	115	114
Additional paid-in capital	26,557	26,022
Accumulated other comprehensive loss	(2,372)	(4,339)
Retained earnings	90,043	84,970

Total stockholders’ equity	114,343	106,767

Total liabilities and stockholders’ equity	$172,262	$167,690

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months Ended January 31,
	2013	2012
Cash flows from operating activities
Net income	$5,760	$5,997
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,504	3,545
Amortization of loan costs included in interest expense	31	54
Stock-based compensation expense	297	239
Bad debt expense	77	—
Inventory valuation adjustment	(301)	125
(Gain)/loss on disposal of property	9	(44)
Loss on sale of animal health business	57	—
Deferred income tax expense/(benefit)	(5)	1,003
Tax benefit from stock-based awards	(436)	(121)
Changes in operating assets and liabilities
Accounts receivable — trade	4,437	5,261
Accounts receivable — other	(2,617)	1,144
Inventories	(1,687)	(1,566)
Other current and noncurrent assets	791	1,160
Accounts payable	(742)	(1,875)
Accrued liabilities and other	(559)	(468)

Net cash provided by operating activities	8,616	14,454

Cash flows from investing activities
Proceeds from sale of property	—	27
Additions to property, plant and equipment	(2,772)	(2,687)

Net cash used in investing activities	(2,772)	(2,660)

Cash flows from financing activities
Net borrowings/(payments) under revolver credit agreement	(2,000)	3,054
Principal payments on borrowings on term loan	—	(11,333)
Proceeds from exercise of stock options	70	—
Tax benefit from stock-based awards	436	121
Book overdraft	—	(2,852)
Payment of dividends	(687)	(567)

Net cash used in financing activities	(2,181)	(11,577)

Effect of exchange rate changes of cash	191	(102)
Net increase in cash and cash equivalents	3,854	115
Cash and cash equivalents at beginning of period	1,633	1,826

Cash and cash equivalents at end of period	$5,487	$1,941

Supplemental disclosures of cash flow information
Cash paid for interest	$777	$1,030
Cash paid for income taxes	$4,403	$2,241

Net Sales and Operating Income by Segment

($ in thousands; includes effects of rounding)

Segment Net Sales

	Three Months Ended January 31,
	2013		2012
	Net	% of Total Sales	Net	% of Total Sales
	Sales	for Reportable Segments	Sales	for Reportable Segments
Segment
Electronic Chemicals	$35,647	63%	$38,596	58%
Wood Treating Chemicals	21,183	37%	28,380	42%

Total Sales for Reportable Segments	$56,830	100%	$66,976	100%

Segment Operating Income (1)

	Three Months Ended January 31,
	2013		2012
	Operating	% of Total Sales	Operating	% of Total Sales
	Income	for Reportable Segments	Income	for Reportable Segments
Segment
Electronic Chemicals	$2,429	6.8%	$2,521	6.5%
Wood Treating Chemicals	2,220	10.5%	3,250	11.5%

Total Segment Income from Operations	$4,649		$5,771

(1)	Segment income from operations includes allocated corporate overhead expenses.